Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie, Vice President	Mark Plungy, Senior Manager
Investor Relations	Public Relations
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA UPDATES THIRD QUARTER GUIDANCE

SALES OUTLOOK IMPROVES

SAN JOSE, Calif. September 8, 2009—Altera Corporation (NASDAQ: ALTR) today announced that, based on quarter-to-date results and a broad improvement in market conditions, the company now expects third quarter sales to be in a range of flat to up 3 percent from the second quarter. Previous guidance had been for sales to decline 1 to 5 percent sequentially.

All market segments, except for the telecom and wireless segment, will be up sequentially in the third quarter. The decline in telecom and wireless is more moderate than previously anticipated as a result of better than forecast demand from OEMs supplying Asian wireless networks.

As previously announced, third quarter results will include approximately $4.5 million in severance costs, with nearly all of these costs being included in third quarter operating expense. These actions will create approximately $1.0 million in operating expense savings in the third quarter and, when fully implemented, approximately $9 million in annual run rate savings. Including the net effect of this restructuring, Altera now anticipates that third quarter operating expense will be in the range of $126 to $128 million compared with prior guidance of $122 to $126 million.

Design wins for Altera’s newly launched 40-nm products continue to be very strong. As anticipated, third quarter sales of 40-nm products are likely to approximate $10 million, more than double second quarter levels.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include the company’s expected third quarter sales and the sales outlook for each of the company’s market segments, as well as third quarter 40-nm sales, restructuring charges and operating expenses. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, changes in global economic conditions, customer business environment, the pace of Asian 2G and 3G wireless deployments, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix® II, Stratix II GX, Stratix III, Stratix IV GX, Stratix IV GT, Cyclone® II, Cyclone III, Arria® GX, Arria II GX, MAX® II and HardCopy® device families, the rate of turns business in the remainder of the quarter, product availability, research and development and SG&A spending patterns, final restructuring implementation, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission (SEC) from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more about Altera’s FPGA, CPLD and ASIC devices at www.altera.com.